Exhibit 99

General Mills Continues Portfolio Reshaping Strategy with Acquisition of Tyson Foods’ Pet Treats Business

Acquisition strengthens General Mills’ position in fast-growing U.S. pet food category

MINNEAPOLIS, Minn., May 14, 2021 – General Mills (NYSE: GIS) today announced that it has entered into a definitive agreement to acquire Tyson Foods’ (NYSE: TSN) pet treats business for $1.2 billion in cash in a transaction that provides an estimated tax benefit of $225 million, equating to an effective purchase price of $975 million. The business, which includes the Nudges, Top Chews and True Chews brands, is the leader in natural meat treats for pets.

“This acquisition advances our Accelerate strategy and further reshapes our portfolio for growth by adding an attractive business to our fast-growing Pet platform,” said General Mills Chairman and Chief Executive Officer Jeff Harmening.  “Today’s announcement reinforces our commitment to using all capital allocation levers – including investment in the business, dividend growth, strategic acquisitions, and share repurchases – to drive top-tier shareholder returns over the long term.”

“Pet food is a high-growth category, fueled by the humanization of pets, a trend that has only increased during the pandemic,” said Bethany Quam, General Mills Group President, Pet segment.  “By adding these trusted pet treat products to our portfolio, we are strengthening our position in this attractive category.  This acquisition is highly complementary to our existing business, combining BLUE’s leading position in natural pet food with Nudges, Top Chews, and True Chews strong portfolio of natural meat treats for pets.  We’re excited for the opportunity to provide pet parents with more ways to feed and treat their pets like family.”

Tyson Foods’ pet treats portfolio generated more than $240 million in net sales in the 12 months ended April 3, 2021.  As part of the acquisition, General Mills is also acquiring a manufacturing facility in Independence, Iowa.

The company intends to fund the acquisition with cash on hand and short-term borrowing.  The transaction is expected to be modestly accretive to General Mills earnings in the first 12 months following completion, excluding transaction and integration expenses.  The company expects the transaction to close in the first quarter of fiscal 2022, subject to regulatory approval and other customary closing conditions.

Barclays is acting as exclusive financial advisor to General Mills and Faegre Drinker Biddle & Reath is serving as legal counsel.

About General Mills

General Mills is a leading global food company whose purpose is to make food the world loves.  Its brands include Cheerios, Annie's, Yoplait, Nature Valley, Häagen-Dazs, Betty Crocker, Pillsbury, Old El Paso, Wanchai Ferry, Yoki, BLUE and more. Headquartered in Minneapolis, Minnesota, USA, General Mills generated fiscal 2020 net sales of U.S. $17.6 billion. In addition, General Mills’ share of non-consolidated joint venture net sales totaled U.S. $1.0 billion.

Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including statements about the pending transaction and its timing, expected impact on earnings, and expected tax benefits, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Some of these risks and uncertainties include that conditions to closing of the transaction may not be satisfied on the expected timeline or at all; the transition and integration of the acquired business may be more difficult or costly than expected; the acquired business may not achieve expected results; and changes in tax laws may affect the availability of anticipated tax benefits. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

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Contacts

(Investors) Jeff Siemon:  +1-763-764-2301

(Media) Mollie Wulff:  +1-763-764-6364